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                                                            Exhibit (d)(1)(viii)

ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

                        PIMCO Funds: Multi-Manager Series
                            840 Newport Center Drive
                             Newport Beach, CA 92660
                                October __, 2003

PIMCO Advisors Fund Management LLC
1345 Avenue of the Americas
New York, New York 10105

         RE:   PIMCO Multi-Discipline Portfolio

Ladies and Gentlemen:

         This will confirm the agreement between the undersigned (the "Trust") and PIMCO Advisors Fund Management LLC (the "Adviser") as follows:

1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Up to seven separate classes of shares of beneficial interest in the Trust are offered to investors with respect to each investment portfolio. PIMCO Multi-Discipline Portfolio (the "New Fund") is a separate investment portfolio of the Trust.

2. The Trust and the Adviser have entered into an Amended and Restated Investment Advisory Agreement dated November 15, 1994, as further amended and restated as of May 5, 2000 (as novated by the Novation dated September 30, 2002 among the Trust, the Adviser and Allianz Dresdner Asset Management of America L.P.), and as further amended or supplemented from time to time (the "Agreement"), pursuant to which the Trust employs the Adviser to provide investment advisory and other services specified in the Agreement, and the Adviser has accepted such employment.

3. The investment objective of the New Fund is to seek maximum total return consistent with prudent capital management, and the Fund will seek its objective by investing using multiple investment disciplines and sub-advisers, and the percentage of the New Fund's assets invested in investment disciplines will vary from time to time.

4. Pursuant to the Agreement, the Adviser will allocate the New Fund's assets among the different investment disciplines and sub-advisers.

5. As provided in paragraph 1 of the Agreement, the Trust hereby appoints the Adviser to serve as Investment Adviser with respect to the New Fund, and the Adviser accepts such appointment, the terms and conditions of such employment to be governed by the Agreement, which is hereby incorporated herein by reference.

6. As provided in paragraph 9 of the Agreement and subject to further conditions set forth therein, the Trust shall with respect to the New Fund pay the Adviser a monthly fee at the following annual rate based upon the average daily net assets of the New Fund:

         Fund                                          Fee Rate
         ----                                          --------

         PIMCO Multi-Discipline Portfolio              0.47%

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7.   This Addendum and the Agreement shall take effect with respect to the New
     Fund as of the date hereof, and shall remain in effect, unless sooner terminated as provided in the Agreement and herein, with respect to the New Fund for a period of two years following such date. This Addendum and the Agreement shall continue thereafter on an annual basis with respect to the New Fund provided that such continuance is specifically approved at least annually (a) by vote of a majority of the Board of Trustees of the Trust, or (b) by vote of a majority of the outstanding voting shares of the New Fund, and provided continuance is also approved by vote of a majority of the Board of Trustees of the Trust who are not parties to this Addendum or the Agreement or "interested persons" (as defined in the 1940 Act) of the Trust, or the Adviser, cast in person at a meeting called for the purpose of voting on such approval. This Addendum and the Agreement may not be materially amended with respect to the New Fund without a majority vote of the outstanding voting shares (as defined in the 1940 Act) of the New Fund.

         However, any approval of this Addendum and the Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of the New Fund shall be effective to continue the Addendum and the Agreement with respect to the New Fund notwithstanding (a) that this Addendum and the Agreement have not been approved by the holders of a majority of the outstanding shares of any other investment portfolio of the Trust or (b) that this Addendum and the Agreement have not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The Agreement will terminate automatically with respect to the services provided by the Adviser in the event of its assignment, as that term in defined in the 1940 Act, by the Adviser.

         This Addendum and the Agreement may be terminated:

               (a) by the Trust at any time with respect to the services provided by the Adviser, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Trust or, with respect to the New Fund, by vote of a majority of the outstanding voting shares of the New Fund, on 60 days' written notice to the Adviser;

               (b) by the Adviser at any time, without the payment of any penalty, upon 60 days' written notice to the Trust.

         If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                            Very truly yours,

                                            PIMCO Funds: Multi-Manager Series

                                            By:  __________________
                                            Title:

ACCEPTED:

PIMCO Advisors Fund Management LLC

By:  __________________
Title:

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